SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.
 (Exact name of registrant as specified in its charter)

British Virgin Islands (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification Number)

No. 2 Disheng Middle Road,
Beijing Economic-Technological Development Area,
Beijing, P. R. China 100176
8610-5898-1309
(Address, including Zip Code, of Registrant’s
Principal Executive Offices)

Copies to:

Peter Li, CFO No. 2 Disheng Middle Road, Beijing Economic-Technological Development Area, Beijing, P. R. China 100176 8610-5898-1309	Louis A. Bevilacqua Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, NW Washington, DC 20037 (202) 663-8158

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant’s Securities to be Registered.

On August 27, 2010, the Board of Directors of Hollysys Automation Technologies Ltd. (the “Company”) adopted a Rights Plan (the “2010 Rights Plan”). In connection with the 2010 Rights Plan, the Board of Directors of the Company declared a dividend distribution of one “Right” for each outstanding ordinary share of the Company to shareholders of record at the close of business on August 27, 2010 (the “Record Date”), effective as of September 27, 2010 (the “Effective Date”). Each Right entitles the shareholder to buy one share of the Company’s Class A Preferred Stock at a price of $160.  The description and terms of the Rights are set forth in a Rights Agreement, dated August 27, 2010, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”). Unless terminated earlier by the Company’s Board of Directors, the 2010 Rights Plan will expire on September 27, 2020.

Initially, the Rights will be attached to all certificates representing Ordinary Shares then outstanding, and no separate Rights certificates or stock statements will be distributed or provided. The Rights will separate from the Ordinary Shares and become exercisable if a person or group announces an acquisition of 20% or more of the Company’s outstanding ordinary shares, or announces commencement of a tender offer for 20% or more of the ordinary shares. In that event, the Rights permit shareholders, other than the acquiring person, to purchase the Company’s ordinary shares having a market value of twice the exercise price of the Rights, in lieu of the Class A Preferred Stock. In addition, in the event of certain business combinations, the Rights permit the purchase of the ordinary shares of an acquiring person at a 50% discount.  Rights held by the acquiring person become null and void in each case.

The 2010 Rights Plan is designed to ensure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive or coercive tactics to gain control of the Company without paying all shareholders a control premium.  The Rights will cause substantial dilution to a person or group that acquires 20% or more of the Company’s stock on terms not approved by the Company’s Board of Directors, but the Rights should not interfere with any merger or other business combination approved by the Board of Directors at any time prior to the first date that a person or group has become an Acquiring Person.

In connection with the adoption of the 2010 Rights Plan, the Company amended its Memorandum and Articles of Association to increase its authorized shares of Class A Preferred Stock from 10,000,000 shares to 90,000,000 shares, and to provide that directors may only be removed by shareholders for cause.

The Rights Agreement specifying the terms of the Rights, the amendment to the Company’s Memorandum and Articles of Association and the press release announcing the declaration of the Rights are incorporated herein by reference as exhibits to this registration statement.  The foregoing description of the Rights is qualified in its entirety by reference to such exhibits.

Item 2.   Exhibits.

1.
Rights Agreement, dated as of August 27, 2010, between Hollysys Automation Technologies Ltd. and Continental Stock Transfer & Trust Company, which includes the Form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B (incorporated by reference to Exhibit 2.1 of the registrant’s Report on Form 6-K filed on September 21, 2010).

2.
Amendment to Memorandum and Articles of Association of Hollysys Automation Technologies Ltd. (incorporated by reference to Exhibit 1.1 of the registrant’s Report on Form 6-K filed on September 21, 2010).

3.	Press Release, dated September 20, 2010 (incorporated by reference to Exhibit 15.1 of the registrant’s Report on Form 6-K filed on September 20, 2010).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 21, 2010	HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

	By:	/s/ Peter Li
Peter Li
Chief Financial Officer

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